Pricing Supplement Dated August 7, 2026 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-283672 (To Prospectus dated February 6, 2025 and Product Supplement dated February 6, 2025)

UBS AG $1,502,000 Airbag Autocallable Notes

Linked to the least performing of the common stock of Copart, Inc., the common stock of Comfort Systems USA, Inc. and the common stock of NVIDIA Corporation due August 10, 2029

Investment Description

UBS AG Airbag Autocallable Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the least performing of the common stock of Copart, Inc., the common stock of Comfort Systems USA, Inc. and the common stock of NVIDIA Corporation (each an “underlying asset” and together the “underlying assets”). UBS will automatically call the Notes (an “automatic call”) if, as of any observation date (including the final valuation date), the closing level of each underlying asset is or has been equal to or greater than its call threshold level on at least one observation date to and including that observation date. The call threshold level for each underlying asset is a level of each underlying asset equal to a percentage of its initial level, as indicated below. If the Notes are subject to an automatic call, UBS will pay you on the applicable call settlement date following such observation date a cash payment per Note equal to the “call price”, which is your principal amount plus a call return based on the call return rate, and no further payments will be owed to you under the Notes. The call return increases the longer the Notes are outstanding. If the Notes are not subject to an automatic call and the closing level of each underlying asset on the final valuation date (its “final level”) is equal to or greater than its downside threshold, at maturity, UBS will pay you a cash payment per Note equal to the principal amount. If, however, the Notes are not subject to an automatic call and the final level of at least one underlying asset is less than its downside threshold, at maturity, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, and you will be exposed to the downside performance of the underlying asset with the lowest underlying return (the “least performing underlying asset”) beyond the threshold percentage at a rate greater than 1-for-1. Specifically, you will lose approximately 1.6667% of your principal amount for each 1% decline in the level of the least performing underlying asset from its initial level to its final level in excess of the threshold percentage and, in extreme situations, you could lose all of your initial investment.. Investing in the Notes involves significant risks. You will lose some or all of your initial investment if the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold. You will be exposed to the market risk of each underlying asset on each observation date, including the final valuation date, and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Higher call return rates are generally associated with a greater risk of loss and a greater risk that the Notes will not be subject to an automatic call. The contingent repayment of principal only applies if you hold the Notes until the maturity date. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑

Automatic Call Feature — UBS will automatically call the Notes if, as of any observation date (including the final valuation date), the closing level of each underlying asset is or has been equal to or greater than its call threshold level on at least one observation date to and including that observation date. If the Notes are subject to an automatic call, UBS will pay on the applicable call settlement date a cash payment per Note equal to the call price for the relevant observation date. The call price increases the longer the Notes are outstanding. Following an automatic call, no further payments will be owed to you on the Notes. If the Notes are not subject to an automatic call, investors will have the potential for downside market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity with Potential for Full Downside Market Exposure — If the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, at maturity, UBS will pay you a cash payment per Note equal to the principal amount. If, however, the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, at maturity, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, and you will be exposed to the downside performance of the least performing underlying asset beyond the threshold percentage at a rate greater than 1-for-1. Specifically, you will lose approximately 1.6667% of your principal amount for each 1% decline in the level of the least performing underlying asset from its initial level to its final level in excess of the threshold percentage and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Notes until the maturity date. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	August 7, 2026
Settlement Date*	August 12, 2026
Observation Dates**	Monthly (beginning after 3 months) (see page 2)
Final Valuation Date**	August 7, 2029
Maturity Date**	August 10, 2029
*

We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one business day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

**	Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay all of your initial investment in the Notes at maturity, and the Notes may have the full downside market risk of an investment in the least performing underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

Underlying Assets	Bloomberg Tickers	Call Return Rate*	Initial Levels	Call Threshold Levels	Downside Thresholds	Threshold Percentage	Downside Leverage	CUSIP	ISIN
Common stock of Copart, Inc.	CPRT	34.61% per annum	$29.66	$26.69, which is 90.00% of its Initial Level	$17.80, which is 60.00% of its Initial Level	40.00%	Approximately 1.6667	90265WLJ7	US90265WLJ70
Common stock of Comfort Systems USA, Inc.	FIX		$1,694.55	$1,525.10, which is 90.00% of its Initial Level	$1,016.73, which is 60.00% of its Initial Level
Common stock of NVIDIA Corporation	NVDA		$223.96	$201.56, which is 90.00% of its Initial Level	$134.38, which is 60.00% of its Initial Level

* The call return is based on the call return rate and will vary depending on the call settlement date on which the Notes are called, if any.

The estimated initial value of the Notes as of the trade date is $989.10. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 5 herein.

See “Additional Information About UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated February 6, 2025, the accompanying prospectus dated February 6, 2025 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Compensation (1)		Proceeds to UBS AG(1)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the common stock of Copart, Inc., the common stock of Comfort Systems USA, Inc. and the common stock of NVIDIA Corporation	$1,502,000.00	$1,000.00	$0.00	$0.00	$1,502,000.00	$1,000.00

(1) All sales of the Notes will be made to certain fee-based advisory accounts for which an unaffiliated third-party is an advisor. UBS will periodically pay one or more unaffiliated third-party dealers a structuring fee of $2.50 per Note with respect to all of the Notes.

UBS Securities LLC	UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Market-Linked Securities product supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007685/ubs_424b2-03670.htm

♦Prospectus dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Airbag Autocallable Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated February 6, 2025 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated February 6, 2025.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.

♦You understand and accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on each observation date, including the final valuation date, and that you will lose some or all of your initial investment if the final level of any underlying asset is less than its downside threshold.

♦You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the least performing underlying asset.

♦You are willing to invest in the Notes based on the call threshold levels and downside thresholds (and corresponding threshold percentage and downside leverage) specified on the cover hereof.

♦You believe that the closing level of each underlying asset will be equal to or greater than its call threshold level on one of the specified observation dates, including the final valuation date, and you believe that the level of each underlying asset will appreciate over the term of the Notes by a percentage that is less than the applicable call return.

♦You understand and accept that you will not participate in any appreciation in the level of any of the underlying assets and that your potential return is limited to the call return (which increases the longer the Notes remain outstanding), and you are willing to invest in the Notes based on the call return rate indicated on the cover hereof.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

♦You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying assets.

♦You are willing to invest in Notes that may be subject to an automatic call and you are otherwise willing to hold such Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦You understand and are willing to accept the risks associated with the underlying assets.

♦You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any payments due to you including any repayment of principal.

♦You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.

♦You do not understand or are unwilling to accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on each observation date, including the final valuation date, or that you will lose some or all of your initial investment if the final level of any underlying asset is less than its downside threshold.

♦You cannot tolerate a loss of some or all of your initial investment or you are not willing to make an investment that may have the full downside market risk of an investment in the least performing underlying asset.

♦You are unwilling to invest in the Notes based on the call threshold levels or downside thresholds (and corresponding threshold percentage and downside leverage) specified on the cover hereof.

♦You believe that the closing level of at least one of the underlying assets will decline during the term of the Notes and is likely to be less than its call threshold level on the specified observation dates, including the final valuation date, or that the level of each underlying asset will appreciate over the term of the Notes by a percentage that is greater than the applicable call return.

♦You believe that the final level of any underlying asset will be less than its downside threshold.

♦You seek an investment that participates in the appreciation in the levels of the underlying assets or that has unlimited return potential, or you are unwilling to invest in the Notes based on the call return rate indicated on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

♦You seek current income from your investment or prefer to receive any dividends paid on the underlying assets.

♦You are unable or unwilling to hold Notes that may be subject to an automatic call, or you are otherwise unable or unwilling to hold such Notes to maturity or you seek an investment for which there will be an active secondary market.

♦You do not understand or are unwilling to accept the risks associated with the underlying assets.

♦You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Assets” herein for more information on the underlying assets. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

Final Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term	Approximately 3 years, unless subject to an automatic call.
Underlying Assets	The common stock of Copart, Inc., the common stock of Comfort Systems USA, Inc. and the common stock of NVIDIA Corporation
Automatic Call Feature

UBS will automatically call the Notes if, as of any observation date (including the final valuation date), the closing level of each underlying asset is or has been equal to or greater than its call threshold level on at least one observation date to and including that observation date.

If the Notes are subject to an automatic call, UBS will pay you on the call settlement date a cash payment per Note equal to the call price for the relevant observation date. Following an automatic call, no further payments will be made on the Notes.

Call Return Rate	34.61% per annum
Call Return	The call return increases the longer the Notes are outstanding and is based upon the call return rate.
Call Price	The call price equals the principal amount per Note plus the applicable call return.

The table below reflects the call return rate of 34.61% per annum.

Observation Date(1)	Call Settlement Date(1)(2)	Call Return	Call Price (per Note)
November 9, 2026	November 13, 2026	8.65250%	$1,086.5250
December 7, 2026	December 10, 2026	11.53667%	$1,115.3667
January 7, 2027	January 12, 2027	14.42083%	$1,144.2083
February 8, 2027	February 11, 2027	17.30500%	$1,173.0500
March 8, 2027	March 11, 2027	20.18917%	$1,201.8917
April 7, 2027	April 12, 2027	23.07333%	$1,230.7333
May 7, 2027	May 12, 2027	25.95750%	$1,259.5750
June 7, 2027	June 10, 2027	28.84167%	$1,288.4167
July 7, 2027	July 12, 2027	31.72583%	$1,317.2583
August 13, 2027	August 18, 2027	34.61000%	$1,346.1000
September 7, 2027	September 10, 2027	37.49417%	$1,374.9417
October 7, 2027	October 13, 2027	40.37833%	$1,403.7833
November 8, 2027	November 12, 2027	43.26250%	$1,432.6250
December 7, 2027	December 10, 2027	46.14667%	$1,461.4667
January 7, 2028	January 12, 2028	49.03083%	$1,490.3083
February 7, 2028	February 10, 2028	51.91500%	$1,519.1500
March 7, 2028	March 10, 2028	54.79917%	$1,547.9917
April 7, 2028	April 12, 2028	57.68333%	$1,576.8333
May 8, 2028	May 11, 2028	60.56750%	$1,605.6750
June 7, 2028	June 12, 2028	63.45167%	$1,634.5167
July 7, 2028	July 12, 2028	66.33583%	$1,663.3583
August 7, 2028	August 10, 2028	69.22000%	$1,692.2000
September 7, 2028	September 12, 2028	72.10417%	$1,721.0417
October 9, 2028	October 12, 2028	74.98833%	$1,749.8833
November 7, 2028	November 10, 2028	77.87250%	$1,778.7250
December 7, 2028	December 12, 2028	80.75667%	$1,807.5667
January 8, 2029	January 11, 2029	83.64083%	$1,836.4083
February 7, 2029	February 12, 2029	86.52500%	$1,865.2500
March 7, 2029	March 12, 2029	89.40917%	$1,894.0917
April 9, 2029	April 12, 2029	92.29333%	$1,922.9333
May 7, 2029	May 10, 2029	95.17750%	$1,951.7750
June 7, 2029	June 12, 2029	98.06167%	$1,980.6167
July 9, 2029	July 12, 2029	100.94583%	$2,009.4583
Final Valuation Date	Maturity Date	103.83000%	$2,038.3000

Payment at Maturity (per Note)

If the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, UBS will pay you a cash payment equal to:

Principal Amount of $1,000

If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$1,000 × (1 + [Downside Leverage × (Underlying Return of the Least Performing Underlying Asset + Threshold Percentage)])

In this scenario, you will lose approximately 1.6667% of your principal amount for each 1% that the final level of the least performing underlying asset is less than its initial level in excess of the threshold percentage, regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose all of your initial investment.

Underlying Return	With respect to each underlying asset, the quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Least Performing Underlying Asset	The underlying asset with the lowest underlying return as compared to any other underlying asset.
Call Threshold Level(3)	A specified level of each underlying asset that is equal to a percentage of its initial level, as specified on the cover hereof.
Downside Threshold(3)	A specified level of each underlying asset that is less than its respective initial level, equal to a percentage of its initial level, as specified on the cover hereof.
Threshold Percentage	40.00%
Downside Leverage	The quotient of (i) 1 divided by (ii) 1 minus the threshold percentage, which equals approximately 1.6667.
Initial Level(3)	The closing level of each underlying asset on the trade date, as specified on the cover hereof.
Final Level(3)	The closing level of each underlying asset on the final valuation date.

(1) Subject to the market disruption event provisions set forth in the accompanying product supplement.

(2) Three business day(s) following each observation date, except that the call settlement date for the final valuation date is the maturity date.

(3) As determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement.

Investment Timeline

Trade Date	The initial level of each underlying asset is observed and the final terms of the Notes are set.

Observation Dates (Monthly, beginning after 3 months)

The Notes will be subject to an automatic call if, as of any observation date (including the final valuation date), the closing level of each underlying asset is or has been equal to or greater than its call threshold level on at least one observation date to and including that observation date.

If the Notes are subject to an automatic call, UBS will pay you on the call settlement date a cash payment per Note equal to the call price for the relevant observation date. Following an automatic call, no further payments will be made on the Notes.

Maturity Date

The final level of each underlying asset is observed on the final valuation date, the underlying return of each underlying asset is calculated and the least performing underlying asset is determined.

If the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, UBS will pay you a cash payment per Note equal to:

Principal Amount of $1,000

If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, equal to:

$1,000 × (1 + [Downside Leverage × (Underlying Return of the Least Performing Underlying Asset + Threshold Percentage)])

In this scenario, you will lose approximately 1.6667% of your principal amount for each 1% that the final level of the least performing underlying asset is less than its initial level in excess of the threshold percentage, regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose all of your initial investment.

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

You will lose some or all of your initial investment if the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold. You will be exposed to the market risk of each underlying asset on each observation date, including the final valuation date, and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the least performing underlying asset. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will be exposed on a leveraged basis to the decline of the final level of the least performing underlying asset from its initial level beyond the threshold percentage. Specifically, you will lose approximately 1.6667% of your principal amount for each 1% that the final level of the least performing underlying asset is less than its initial level in excess of the threshold percentage and, in extreme situations, you could lose all of your initial investment.

♦The contingent repayment of principal applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying asset at such time is equal to or greater than its downside threshold. All payments on the Notes are subject to the creditworthiness of UBS.

♦No interest payments — UBS will not pay any interest with respect to the Notes.

♦Your potential return on the Notes is limited to any call return, you will not participate in any appreciation in the level of any underlying asset and you will not receive dividend payments on any underlying asset or have the same rights as holders of any underlying asset — The return potential of the Notes is limited to the pre-specified call return resulting from an automatic call, regardless of any appreciation in the level of the underlying assets. The Notes will only be subject to an automatic call if, as of any observation date (including the final valuation date), the closing level of each underlying asset is or has been equal to or greater than its call threshold level on at least one observation date to and including that observation date. Because the call return increases the longer the Notes have been outstanding, the call price payable with respect to earlier observation dates is less than the call price payable with respect to later observation dates. The earlier the Notes are subject to an automatic call, the lower your return will be. Because the Notes may be subject to an automatic call as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Further, if the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will be subject to the decline in the level of the least performing underlying asset in excess of the threshold percentage on a leveraged basis even though you cannot participate in any appreciation in the level of any underlying asset. As a result, the return on an investment in the Notes could be less than the return on a hypothetical investment in any or all of the underlying assets. In addition, as an owner of the Notes, you will not receive or be entitled to receive any dividend payments or other distributions on any underlying asset during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of any payments on your Notes. Similarly, you will not have voting rights or any other rights of a holder of any underlying asset.

♦A higher call return rate or lower downside thresholds or call threshold levels may reflect greater expected volatility of each of the underlying assets, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the call return rate, call threshold levels and downside thresholds, are based, in part, on the expected volatility of each underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of each underlying asset. The greater the expected volatility of each of the underlying assets as of the trade date, the greater the expectation is as of that date that the closing level or final level, as applicable, of each underlying asset could be less than its call threshold level on the observation dates (including the final valuation date) and that the final level of each underlying asset could be less than its respective downside threshold and, as a consequence, indicates an increased risk of the Notes not being subject to an automatic call and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher call return rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower downside thresholds and/or call threshold levels than those terms on otherwise comparable securities. Therefore, a relatively higher call return rate may indicate an increased risk of loss. Further, relatively lower downside thresholds and/or call threshold levels may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying the call price. You should be willing to accept the downside market risk of the least performing underlying asset and the potential to lose some or all of your initial investment.

♦Reinvestment risk — The Notes will be subject to an automatic call if, as of any observation date (including the final valuation date), the closing level of each underlying asset is or has been equal to or greater than its call threshold level on at least one observation date to and including that observation date, as set forth herein. Because the call threshold levels are less than the initial level of each underlying asset, the Notes will be subject to an automatic call unless the closing level of a particular underlying asset declines to less than its call threshold level on each observation date. Because the Notes could be subject to an automatic call as early as the first potential call settlement date, the term of your investment may be limited. In the event that the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable rate of return and/or with a comparable call return rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Generally, however, the longer the Notes remain outstanding, the less likely the Notes will be subject to an automatic call due to the decline in the level of one or more underlying assets and the shorter time remaining for the level of each such underlying asset to recover. Such periods generally coincide with a period of greater risk of principal loss on your Notes.

Risks Relating to Characteristics of the Underlying Assets

♦You are exposed to the market risk of each underlying asset — Your return on the Notes is not linked to a basket consisting of the underlying assets. Rather, it will be contingent upon the performance of each individual underlying asset. Unlike an instrument with a return linked to a basket of assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any one of the underlying assets over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. For instance, you will be exposed on a leveraged basis to the decline of the least performing underlying asset from its initial level to its final level in excess of the threshold percentage if the Notes are not automatically called and the final level of one underlying asset is less than its downside threshold, even if the underlying return of each other underlying asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each underlying asset.

♦Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of not receiving the call return and losing some or all of your initial investment at maturity than if the Notes were linked to a single underlying asset or fewer underlying assets — The risk that you will not receive the call return and will lose some or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one underlying asset or to fewer underlying assets. With more underlying assets, it is more likely that the closing level or final level, as applicable, of an underlying asset will be less than its call threshold level or downside threshold on any observation date or the final valuation date, respectively, than if the Notes were linked to a single underlying asset or fewer underlying assets. In addition, the lower the correlation between a pair of underlying assets, the greater the likelihood that one of the underlying assets will decline to a closing level or final level, as applicable, that is less than its call threshold level or downside threshold on any observation date or on the final valuation date, respectively. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the call return rate, downside thresholds and call threshold levels are determined, in part, based on the correlation of the underlying assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher call return rate and lower downside thresholds and call threshold levels are generally associated with lower correlation of the underlying assets. Therefore, if the performance of a pair of underlying assets is not correlated to each other or is negatively correlated, the risk that you will not receive any call return and that the final level of any underlying asset will be less than its downside threshold is even greater despite lower call threshold levels and downside thresholds, respectively. With three underlying assets, it is more likely that the performance of one pair of underlying assets will not be correlated, or will be negatively correlated. Therefore, it is more likely that you will not receive any call return, that the final level of any underlying asset will be less than its downside threshold and that you will lose some or all of your initial investment at maturity.

♦Single equity risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying assets. The levels of the underlying assets can rise or fall sharply due to factors specific to each underlying asset and its issuer (each, an “underlying asset issuer”), such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Notes, should conduct your own investigation into the underlying asset issuers and the underlying assets for your Notes. For additional information regarding the underlying assets and the underlying asset issuers, please see “Information About the Underlying Assets” herein and the underlying asset issuers' SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the underlying asset issuers with the SEC.

♦There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the levels of the underlying assets will rise or fall. There can be no assurance that the closing level or final level, as applicable, of each underlying asset will be equal to or greater than its call threshold level on any observation date (including the final valuation date) or, if the Notes are not subject to an automatic call, that the final level of each underlying asset will be equal to or greater than its downside threshold. The levels of the underlying assets will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset issuers. You should be willing to accept the downside risks of owning equities in general and the underlying assets in particular, and the risk of losing some or all of your initial investment.

♦There is no affiliation between the underlying asset issuers and UBS, and UBS is not responsible for any disclosure by such issuers — We are not affiliated with the underlying asset issuers. We and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuers. However, we are not affiliated with the underlying asset issuers and are not responsible for such issuers' public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the underlying assets and the underlying asset issuers. The underlying asset issuers are not involved in the Notes offered hereby in any way and have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the market value of, and return on, your Notes.

Estimated Value Considerations

♦The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting compensation, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the levels and volatility of the underlying assets, any expected dividends on the underlying assets, the correlation of the underlying assets, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting compensation, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Assets — Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the levels of the underlying assets; the volatility of the underlying assets; any expected dividends on the underlying assets; the correlation of the underlying assets; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “—Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting compensation, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Following certain events, the calculation agent can make adjustments to an underlying asset and the terms of the Notes that may adversely affect the market value of, and return on, the Notes — Following certain events affecting an underlying asset, the calculation agent may make adjustments to its initial level, call threshold level, downside threshold and/or final level, as applicable, and any other term of the Notes and, in some instances, may replace such underlying asset. However, the calculation agent will not make an adjustment in response to every event that could affect an underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and return on, the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein that it believes are appropriate to offset to the extent practical any change in your economic position as a holder of the Notes resulting solely from any such event to achieve an equitable result. Following certain events relating to an underlying asset issuer, such as a reorganization event or a delisting or suspension of trading, the return on the Notes may be based on the equity security of a successor to such underlying asset issuer in combination with any cash or any other assets distributed to holders of such underlying asset, if applicable, or on the common stock issued by another company. The occurrence of any such event and the consequent adjustments may materially and adversely affect the value of, and return on, the Notes. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement.

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any underlying asset, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of any underlying asset, may adversely affect the levels of the underlying assets and, therefore, the market value of, and return on, the Notes.

♦Potential conflicts of interest — UBS and its affiliates may engage in business with any underlying asset issuer, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the Notes are subject to an automatic call and the payment at maturity of the Notes, if any, based on observed closing levels of the underlying assets. The calculation agent can postpone the determination of the terms of the Notes if a market disruption event occurs and is continuing on the trade date, any observation date or the final valuation date. As UBS determines the economic terms of the Notes, including the call return rate, call threshold levels and downside thresholds (and corresponding threshold percentage and downside leverage), and such terms include the underwriting compensation, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, UBS and its affiliates act in various capacities with respect to the Notes, including as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, and any other third-party dealers, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and return on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying assets.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

♦The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences severe financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. Prior to any debt-to-equity swap or write-off with respect to any Notes, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Notes; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Notes will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Notes. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Notes may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Notes and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Hypothetical Examples of How the Notes Might Perform

The below examples are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples below illustrate the payment upon an automatic call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 3 years
Call Return Rate:	6.00% per annum
Observation Dates:	Monthly (beginning after 3 months)
Initial Level:
Underlying Asset A: Underlying Asset B: Underlying Asset C:	$30.00 $1,700.00 $200.00
Call Threshold Level:
Underlying Asset A:	$27.00 (which is equal to 90.00% of its Initial Level)
Underlying Asset B:	$1,530.00 (which is equal to 90.00% of its Initial Level)
Underlying Asset C:	$180.00 (which is equal to 90.00% of its Initial Level)
Downside Threshold:
Underlying Asset A: Underlying Asset B: Underlying Asset C:	$18.00 (which is equal to 60.00% of its Initial Level) $1,020.00 (which is equal to 60.00% of its Initial Level) $120.00 (which is equal to 60.00% of its Initial Level)
Threshold Percentage:	40.00%
Downside Leverage:	The quotient of (i) 1 divided by (ii) 1 minus the threshold percentage, which equals approximately 1.6667

Example 1 — The Closing Level of each Underlying Asset is equal to or greater than its Call Threshold Level on the Observation Date corresponding to the first potential Call Settlement Date.

Date	Closing Level	Payment (per Note)
First Observation Date

Underlying Asset A: $30.00 (equal to or greater than Call Threshold Level)

Underlying Asset B: $1,600.00 (equal to or greater than Call Threshold Level)

Underlying Asset C: $260.00 (equal to or greater than Call Threshold Level)

$1,015.00 (Call Price)
	Total Payment:	$1,015.00 (1.50% total return)

Because the Notes are subject to an automatic call following the first observation date because the closing level of each underlying asset is equal to or greater than its call threshold level on such observation date, UBS will pay you on the call settlement date a total of $1,015.00 per Note (reflecting your principal amount plus the applicable call return), for a total return of 1.50% on the Notes. You will not receive any further payments on the Notes.

Example 2 — As of the Observation Date corresponding to the third potential Call Settlement Date, the Closing Level of each Underlying Asset is or has been equal to or greater than its Call Threshold Level least one Observation Date to and including that Observation Date.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: $25.00 (less than Call Threshold Level) Underlying Asset B: $1,600.00 (equal to or greater than Call Threshold Level) Underlying Asset C: $160.00 (less than Call Threshold Level)	$0.00
Second Observation Date	Underlying Asset A: $29.00 (equal to or greater than Call Threshold Level) Underlying Asset B: $1,400.00 (less than Call Threshold Level) Underlying Asset C: $150.00 (less than Call Threshold Level)	$0.00
Third Observation Date	Underlying Asset A: $22.00 (less than Call Threshold Level) Underlying Asset B: $1,500.00 (less than Call Threshold Level) Underlying Asset C: $250.00 (equal to or greater than Call Threshold Level)	$1,025.00 (Call Price)
	Total Payment:	$1,025.00 (2.50% total return)

Because the closing level of each underlying asset is or has been equal to or greater than its call threshold level on at least one observation date to and including the third observation date, the Notes are subject to an automatic call following the third observation date. On the call settlement date, UBS will pay you a total of $1,025.00 per Note (reflecting your principal amount plus the applicable call return), for a total return of 2.50% on the Notes. You will not receive any further payments on the Notes.

Example 3 — As of the Final Valuation Date, the Closing Level of each Underlying Asset is or has been equal to or greater than its Call Threshold Level least one Observation Date to and including the Final Valuation Date.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: $30.00 (equal to or greater than Call Threshold Level) Underlying Asset B: $1,400.00 (less than Call Threshold Level) Underlying Asset C: $200.00 (equal to or greater than Call Threshold Level)	$0.00
Second through Thirty-Third Observation Date	Underlying Asset A: Various (all equal to or greater than Call Threshold Level) Underlying Asset B: Various (all less than Call Threshold Level) Underlying Asset C: Various (all less than Call Threshold Level)	$0.00
Final Valuation Date

Underlying Asset A: $25.00 (less than Call Threshold Level and Downside Threshold)

Underlying Asset B: $1,600.00 (equal to or greater than Call Threshold Level and Downside Threshold)

Underlying Asset C: $150.00 (less than Call Threshold Level; equal to or greater than Downside Threshold)

		$1,180.00 (Call Price)
	Total Payment:	$1,180.00 (18.00% total return)

Because the closing level of each underlying asset is or has been equal to or greater than its call threshold level on at least one observation date to and including the final valuation date, the Notes are subject to an automatic call following the final valuation date. On the call settlement date (which is also the maturity date), UBS will pay you a total of $1,180.00 per Note (reflecting your principal amount plus the applicable call return), for a total return of 18.00% on the Notes.

Example 4 — The Notes are NOT subject to an Automatic Call and the Final Level of each Underlying Asset is equal to or greater than its Downside Threshold.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: $25.00 (less than Call Threshold Level) Underlying Asset B: $1,400.00 (less than Call Threshold Level) Underlying Asset C: $230.00 (equal to or greater than Call Threshold Level)	$0.00
Second through Thirty-Third Observation Date	Underlying Asset A: Various (all equal to or greater than Call Threshold Level) Underlying Asset B: Various (all less than Call Threshold Level) Underlying Asset C: Various (all equal to or greater than Call Threshold Level)	$0.00
Final Valuation Date

Underlying Asset A: $30.00 (equal to or greater than Call Threshold Level and Downside Threshold)

Underlying Asset B: $1,020.00 (less than Call Threshold Level; equal to or greater than Downside Threshold)

Underlying Asset C: $200.00 (equal to or greater than Call Threshold Level and Downside Threshold)

		$1,000.00 (Payment at Maturity)
	Total Payment:	$1,000.00 (0.00% total return)

The Notes are not subject to an automatic call because at least one particular underlying asset has been less than its call threshold level on each observation date. Because the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, at maturity, UBS will pay you a total of $1,000.00 per Note (reflecting your principal amount), for a total return of 0.00% on the Notes.

Example 5 — The Notes are NOT subject to an Automatic Call and the Final Level of at least one Underlying Asset is less than its Downside Threshold.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: $26.00 (less than Call Threshold Level) Underlying Asset B: $1,600.00 (equal to or greater than Call Threshold Level) Underlying Asset C: $200.00 (equal to or greater than Call Threshold Level)	$0.00
Second through Thirty-Third Observation Date	Underlying Asset A: Various (all less than Call Threshold Level) Underlying Asset B: Various (all less than Call Threshold Level) Underlying Asset C: Various (all equal to or greater than Call Threshold Level)	$0.00
Final Valuation Date

Underlying Asset A: $12.00 (less than Call Threshold Level and Downside Threshold)

Underlying Asset B: $1,700.00 (equal to or greater than Call Threshold Level and Downside Threshold)

Underlying Asset C: $200.00 (equal to or greater than Call Threshold Level and Downside Threshold)

$1,000 × (1 + [Downside Leverage × (Underlying Return of the Least Performing Underlying Asset + Threshold Percentage)]

= $1,000 × (1 + [Approximately 1.6667 ×
(-60.00% + 40.00%)]

= $666.67 (Payment at Maturity)

	Total Payment:	$666.67 (33.333% loss)

The Notes are not subject to an automatic call because at least one particular underlying asset has been less than its call threshold level on each observation date. Because the Notes are not subject to an automatic call and the final level of at least one underlying asset is less than its downside threshold, at maturity you will be exposed on a leveraged basis to the negative return of the least performing underlying asset in excess of the threshold percentage and UBS will pay you $666.67 per Note, for a loss on the Notes of 33.333%.

We make no representation or warranty as to which of the underlying assets will be the least performing underlying asset for the purposes of calculating your actual payment at maturity.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not subject to an automatic call, you may lose some or all of your investment. Specifically, if the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will lose approximately 1.6667% of your principal amount for each 1% that the final level of the least performing underlying asset is less than its initial level in excess of the threshold percentage and, in extreme situations, you could lose all of your initial investment.

You will be exposed to the market risk of each underlying asset on each observation date, including the final valuation date, and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Information About the Underlying Assets

All disclosures contained in this document regarding each underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying asset. You should make your own investigation into each underlying asset.

Included below is a brief description of each underlying asset issuer. This information has been obtained from publicly available sources. Set forth below for each underlying asset is a graph that illustrates the past performance for such underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of any underlying asset as an indication of future performance.

Each underlying asset is registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by each underlying asset issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each underlying asset issuer can be located by reference to its SEC file number provided below.

Copart, Inc.

According to publicly available information, Copart, Inc. (“Copart”) provides online auctions and vehicle remarketing services. Information filed by Copart with the SEC can be located by reference to its SEC file number: 000-23255, or its CIK Code: 0000900075. Copart’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “CPRT”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of Copart’s common stock from January 1, 2016 through August 7, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Copart’s common stock on August 7, 2026 was $29.66. The dotted lines respectively represent its call threshold level of $26.69, which is equal to 90.00% of its initial level, and its downside threshold of $17.80, which is equal to 60.00% of its initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

Comfort Systems USA, Inc.

According to publicly available information, Comfort Systems USA, Inc. (“Comfort”) provides mechanical and electrical contracting services. Information filed by Comfort with the SEC can be located by reference to its SEC file number: 001-13011, or its CIK Code: 0001035983. Comfort's common stock is listed on the New York Stock Exchange under the ticker symbol “FIX”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of Comfort’s common stock from January 1, 2016 through August 7, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Comfort’s common stock on August 7, 2026 was $1,694.55. The dotted lines respectively represent its call threshold level of $1,525.10, which is equal to 90.00% of its initial level, and its downside threshold of $1,016.73, which is equal to 60.00% of its initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

NVIDIA Corporation

According to publicly available information, NVIDIA Corporation (“NVIDIA”) is a visual computing company that designs and develops graphics processing units and artificial intelligence. Information filed by NVIDIA with the SEC can be located by reference to its SEC file number: 000-23985, or its CIK Code: 0001045810. NVIDIA’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “NVDA”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of NVIDIA’s common stock from January 1, 2016 through August 7, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of NVIDIA’s common stock on August 7, 2026 was $223.96. The dotted lines respectively represent its call threshold level of $201.56, which is equal to 90.00% of its initial level, and its downside threshold of $134.38, which is equal to 60.00% of its initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

Correlation of the Underlying Assets

The graph below illustrates the daily performance of the underlying assets from January 1, 2016 through August 7, 2026. For comparison purposes, each underlying asset has been normalized to have a closing level of 100.00 on January 1, 2016 by dividing the closing level of that underlying asset on each trading day by the closing level of that underlying asset on January 1, 2016 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated those underlying assets are. The lower (or more negative) the correlation of the underlying assets, the less likely it is that those underlying assets will move in the same direction and therefore, the greater the potential for the closing level or final level of one of those underlying assets to be less than its call threshold level on any observation date or its downside threshold on the final valuation date, respectively. This is because the less positively correlated the underlying assets are, the greater the likelihood that at least one of the underlying assets will decrease in value. However, even if the underlying assets have a higher positive correlation, the closing level or final level of one or more of the underlying assets might be less than its call threshold level on any observation date or its downside threshold on the final valuation date, respectively, as the underlying assets may decrease in value together. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes are calculated using UBS’ internal models at the time when the terms of the Notes are set and are not derived from the daily returns of the underlying assets over the period set forth below. A higher call return rate is generally associated with lower correlation of the underlying assets, which reflects a greater potential that the Notes will not be subject to an automatic call and that you will suffer a loss on your investment at maturity. See “Key Risks — Risks Relating to Return Characteristics — A higher call return rate or lower downside thresholds or call threshold levels may reflect greater expected volatility of each of the underlying assets, and greater expected volatility generally indicates an increased risk of loss at maturity”, “— Risks Relating to Characteristics of the Underlying Assets — You are exposed to the market risk of each underlying asset” and “— Risks Relating to Characteristics of the Underlying Assets — Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of not receiving the call return and losing some or all of your initial investment at maturity than if the Notes were linked to a single underlying asset or fewer underlying assets“ herein.

Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the underlying assets. If your Notes are so treated, you should generally recognize capital gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

We will not attempt to ascertain whether any underlying asset issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC, upon the taxable disposition of a Note. Both U.S. holders and non-U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by any such entity and consult their tax advisors regarding the possible consequences to them in the event that any such entity is or becomes a PFIC or USRPHC.

Based on certain factual representations received from us, our special U.S. tax counsel, Hogan Lovells Cadwalader US LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences — Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code, discussed above, and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Notes are not “delta-one” with respect to any underlying asset, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting an underlying asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of an underlying asset or the Notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of an underlying asset or the Notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its Notes in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public. Our affiliate, UBS Securities LLC, has agreed to resell the Notes to one or more unaffiliated third-party dealers. UBS will periodically pay such third-party dealer(s) a structuring fee per Note in the amount indicated on the cover hereof with respect to all of the Notes. All sales of the Notes will be made to certain fee-based advisory accounts for which an unaffiliated third-party is an advisor. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest —UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting compensation) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition on Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition on Sales to UK Retail Investors — The Notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no disclosure document required by the UK Financial Conduct Authority (the “FCA”) Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the Notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulation 2024.

Validity of the Notes

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the issuer, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated July 9, 2026 filed on that date with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K and incorporated by reference into the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated December 6, 2024 filed with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.